EXHIBIT 23.5
May 2, 2008
File: 2100.16
Consent of John T. Boyd Company
     We hereby consent to the use by Patriot Coal Corporation in connection with their Registration Statement on Form S-4 and any amendments thereto, of our report dated August 17, 2007, relating to certain coal reserve information. We also consent to the reference to John T. Boyd Company in the Prospectus contained in such Registration Statement.

JOHN T. BOYD COMPANY

By:	Ronald L. Lewis
Chief Operating Officer and
Managing Director